Ex-99(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of First Eagle Funds of our report dated December 26, 2025 relating to the financial statements and financial highlights of First Eagle Global Balanced Fund (formerly First Eagle Global Income Builder Fund) , which appears in First Eagle Funds’ Annual Report on Form N-CSR for the year ended October 31, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm,” “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

May 15, 2026